Exhibit 10.26

June 4, 2003

Mr. Ron Logan
[address omitted]

Dear Ron,

This letter will confirm Ferrellgas’ offer of employment to you as Vice President, Ferrell North America, reporting to me. Your compensation package will include a base salary of $215,000 per annum to be paid twice a month during your employment. You will be paid a Sign-On Bonus of $50,000 by June 30, 2003. You will be eligible for a 50 percent target incentive for the fiscal year ending July 31, 2004, half of which will be tied to achieving financial goals and the other half will be tied to achievement of specific objectives that you and I have discussed. You will also be granted 200,000 in stock options that will be outlined in a separate document.

You will be eligible for our standard package of benefits, with an enhanced vacation schedule of four weeks per year. In the event of termination other than for cause, employee benefit coverage will continue for six months along with severance pay equal to the greater of (i) six months base salary or (ii) the severance package otherwise available through Ferrellgas Company Policy.

Please note this offer is contingent upon you signing the standard Ferrellgas Employee Agreement (nonsolicitation), Invention Agreement, a negative drug test result, and a background review.

I look forward to working with you and know that you will make a significant contribution to our organization. Should you have questions, please contact me at (816) 792-1600.

Sincerely,

/s/ James E. Ferrell

Mr. James E. Ferrell
Chairman, CEO & President of Ferrellgas, Inc.

I accept Ferrellgas’ offer of employment as presented in this correspondence. I understand and agree that my employment with the company is entered into voluntarily and that I may resign at any time. Similarly, my employment may be terminated for any reason and at any time without previous notice.

Signature: /s/ Ron Logan	Date: June 4, 2003

Copy to: Personnel file